As filed with the Securities and Exchange Commission on August 08,2000
				Reg. No. 333-40892

============================================================

                         SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C.  20549
                            -------------------------
                                  FORM S-3
                              REGISTRATION STATEMENT
                                     UNDER
                             THE SECURITIES ACT OF 1933
                            -------------------------
                              PCC GROUP, INC.
             (Exact name of issuer as specified in its charter)

           California	                   						    95-3815164
(State or other jurisdiction of 		               	(I.R.S. Employer
 incorporation or organization) 				              Identification No.)

                            163 University Parkway
                            Pomona, California 91768
              (Address, including zip code, and telephone number,
      including area code, of registrant's principal executive offices)

                                Jack Wen
                            Chief Executive Officer
                            PCC Group, Inc.
                            163 University Parkway
                            Pomona, California 91768
                            (Name and address of agent for service)
                            (909) 869-6133
              (Name, address, including zip code, and telephone number,
                including area code, of agent for service)

                                   Copy to:
                                Istvan Benko, Esq.
                      Troy & Gould Professional Corporation
                      1801 Century Park East, Suite 1600
                      Los Angeles, California 90067
                               (310) 553-4441

Approximate date of commencement of proposed sale to public:
From time to time after this registration statement becomes effective.

	If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

	If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

	If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box

(cover page continued)
and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

	If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

	If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]


The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with
Section 8 (a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission acting pursuant to said section 8(a) may determine.




The information contained in this prospectus is not yet complete, and it may be supplemented or amended in the final version. A registration statement for the securities described in this prospectus has been filed with the Securities and Exchange Commission. The selling shareholder may not sell these securities, or accept offers to buy them, until the registration statement becomes effective. These securities will not be sold in any state where their offer or sale, or solicitations of offers to buy them, would be unlawful prior to their registration or qualification under the securities laws of any state.



                               PROSPECTUS

                             PCC GROUP, INC.

                      100,000 Shares of Common Stock
                      ------------------------------


Our common stock is traded on the Nasdaq SmallCap Market under the symbol "PCCG." On August 04, 2000, the closing price of our common stock was $1.50 per share.

An investment in the common stock involves a high degree of risk. Before investing in the common stock, you should consider carefully the risks described under "Risk Factors" beginning on page 3.

The selling shareholder is offering these shares of common stock, and it will receive all the proceeds from this offering. The selling shareholder will determine the offering price.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the common stock or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.





The date of this prospectus is August -- ,2000

PROSPECTUS SUMMARY

	The following is a summary. For additional information, you should read the entire prospectus and the documents incorporated by reference.

General Information About Us
----------------------------

	During the past 17 years, we have been primarily engaged in the wholesale distribution of computer hardware products and components. The computer hardware products and components that we resell include hard disk drives, CD-ROM drives, monitors, keyboards, computer enhancement components, and a variety of other computer parts and accessories. We purchase these products in large volume directly from the manufacturers and then sell the products to personal computer assemblers and other resellers. Until December 1998, we did not market any products directly to end-user customers.

	Based on anticipated increased competition in our wholesale distribution business from traditional wholesale competitors and from new Internet competitors, in 1998 we decided to diversify our operations and decided to establish various new Internet and e-commerce operations. Our first entry into the e-commerce market was our release in December 1998 of our new Internet website through which we now offer and sell personal computer parts and products directly to the retail public. The website, located at www.123cdc.com, is operated through Computer Discount Center, Inc., our new wholly-owned subsidiary.

	In May 1999 we also established a second new subsidiary for the purpose of engaging in various Internet securities broker-dealer activities. The new subsidiary, known as "ETS SECURITIES, Inc." commenced operations in March
2000. Based on the developing operations and  capital needs of ETS
Securities, we recently determined that ETS Securities' operations would be more successful as a company unaffiliated with PCC Group. As a result, we recently decided to spin-off ETS Securities, which spin-off we anticipate will occur later this calendar year.

Although both of our new Internet businesses are now operating and generating revenues, to date most of our revenues are still being generated by PCC Group's traditional wholesale distribution business.


	Unless otherwise specified or otherwise indicated by its context, all references to "our," "us" or "we" are to both PCC Group, Inc. and our subsidiaries. Our principal executive offices are located at 163 University Parkway, Pomona, California 91768, and our telephone number is (909) 869-6133

The Offering
------------

Common stock offered . . . . . . . .    	  100,000 shares
Common stock to be outstanding              3,130,339 shares
after the offering  . . . . . . .

Use of proceeds from the sale of         All of the proceeds will be
common stock in this offering..          received by the selling shareholder.
                                         We will bear estimated expenses of
                                         approximately $5,000.

Nasdaq SmallCap Market Symbol  . .  .   PCCG



RISK FACTORS

An investment in our common stock involves a high degree of risk. Before deciding to invest, you should read and carefully consider the following risk factors.

Our Personal Computer Sales Have Been Declining, resulting in lower revenues and adverse financial consequences.
-------------------------------------------------------------
	Historically, almost all of our revenues have been derived from our operations as a wholesaler of computer components. However, due to extreme competition in the personal computer wholesale business, falling prices for components, and a general glut of components and manufacturers in the market, sales in our historical operations have recently declined substantially. For the fiscal year ended September 30,1999 our revenues decreased by $10.1 million or 12.7 % compared to the revenues for the fiscal year ended September 30, 1998. Due in part to the decrease in our revenues we experienced a loss of $2,024,343 in fiscal 1999 compared to net income of $244,081 in the prior fiscal year. If the decline in revenues continues, our financial condition will be further adversely affected. Although revenues are increasing from our Internet operations, particularly from Computer Discount Center, Inc., overall our Internet operations are still operating on a combined basis, at a net loss with negative cash flow.

We Must Frequently Distribute New Products Or Risk Losing Sales
---------------------------------------------------------------
	Due to the dynamic nature of the personal computer industry, we are frequently required to distribute new products and product enhancements or risk losing sales. Our customers demand the latest products and will buy them from others if the new products are not available from us. We cannot give any assurance that we will be able to offer our customers the new products that they request, or that we can provide such new products in the quantities and at the prices our customers demand.

We May Have Excess or Obsolete Inventory That Can Cause Losses
--------------------------------------------------------------
	We acquire inventory in advance of product shipments. Because forecasting the desirable level of inventory is difficult, we may forecast incorrectly and stock excess inventory of particular products. Furthermore, the value of our inventory may decrease due to price reductions by competitors, obsolescence due to technological change, and product quality problems. Failure to sell our inventory, or the need to reduce our prices could result in losses. In our financial statements, we have attempted to accurately indicate the value of our inventory assets by reducing their value with a reserve for obsolescence. Although we believe we have appropriately accounted for obsolescence, we may from time to time need to further reduce the value of our inventory on our financial statements due to future unanticipated obsolescence or other inventory problems. Significant declines in inventory value due to obsolescence or other inventory problems may have a material adverse effect on our business.

We Face Substantial Competition From Major Distributors of Personal Computer
----------------------------------------------------------------------------
Components That Affects Our Sales, Gross Margins and Future Prospects
----------------------------------------------------------------------------

	The wholesale personal computer components distribution industry is highly competitive and is characterized by aggressive pricing practices, low gross margins, frequent introduction of new products, short product life cycles, price sensitivity on the part of consumers, and a large number of competitors. Competition is based primarily on product availability, price, credit availability, speed of delivery, and breadth and depth of product
lines and services.   We are limited in our ability to raise prices due to
the intense price competition and the extreme price sensitivity of consumers. Our competition has caused us to reduce our gross margins and has caused a reduction in our sales. We expect that our business will continue to be adversely affected by industry-wide pricing pressures and downward pressures on gross margins. Many of our competitors have greater financial, marketing, manufacturing, and technological resources, broader product lines and larger customer bases and are more capable of operating with low gross margins. The extreme competition that we face will continue to limit our future prospects for growth and profitability in the wholesale distribution business. If we fail to compete effectively, our business will be continue to decline and may jeopardize the viability of our primary business .

Because we Have Limited Experience In Internet Commerce Operations, our new Internet operations are subject to the risks associated with start-up businesses.
----------------------------------------------------------
During most of our prior history, we have been primarily engaged in the wholesale distribution of certain computer parts and products. During the last fiscal year we have started three new businesses, two of which we currently still own and operate (the third business we recently sold). Both of those new businesses represents, a material deviation of our prior business experience and expertise. In particular, we have no experience in the securities brokerage business that we currently carry on through ETS Securities. Although we have attempted to hire personnel that has the requisite experience, we will still be subject to all of the risks and problems associated with start-up businesses, including lack of adequate funding, no name recognition, extreme competition , and the high costs of entering a new business. As a result, there is no history by which our expected future performance in these businesses can be measured.

We Face Very Strong Competition in Our New Internet Businesses, which could limit our ability to grow and suceed.

All of the new Internet businesses that we are currently engaged in are extremely competitive and are dominated by well funded, internationally known business. For example our on-line brokerage business competes with E*Trade, Ameritrade, and Datek, as well as most of the traditional broker/dealers that now provide on-line brokerage services. In addition, there are numerous smaller and very competitive on-line brokerage businesses that compete directly with us in some or all of the market segments that we currently operate in or intend to expand into. In each of the Internet-related markets that we will operate, including the Internet computer retail business and the on-line securities broker-dealer business, we will be either new businesses or minor parties. As a result we will be subject to all of the risks associated with small companies competing against large, well established companies.

Industry Trends indicate a decline in our principal business
------------------------------------------------------------

We believe that the growth rate of personal computer components that we distribute has declined and may remain below the growth rate from prior years for the foreseeable future. As a result we could experience decreased demand for our products and increased competition. This decline in the growth rate could adversely affect our largest business.
DON:  ADD THIS RISK FACTOR TO THE FORM S-3

Conversion of Outstanding Preferred Stock Could Result in Significant Dilution of Holders of the Common Stock and a Decrease in the Stock Price

	There currently are outstanding a total of 400 shares of our 8% Convertible Preferred Stock, which shares are convertible into shares of our common stock. The number of shares of common stock that the 8% Convertible Preferred Stock can be converted into is based on the trading price of our common stock at the time of the conversion (subject to a maximum of 345,150 more shares of common stock). This conversion formula could result in a significant amount of dilution to the holders of the common stock, including the purchasers of the common stock offered by this Prospectus, if the 8% Convertible Preferred Stock is converted when the trading price is low. For example, if the 8% Convertible Preferred Stock is converted at a price of $1.16 per share, all of the remaining 345,150 shares of common stock would be issued. However, if the 8% Convertible Preferred Stock were to be converted, for example, when the trading price of the common stock is $5.00 the number of shares that the 8% Convertible Preferred Stock would be converted into would be only 80,000 shares. Therefore, the conversion of the remaining shares of 8% Convertible Preferred Stock will result in more shares of common stock outstanding for the same amount of 8% Convertible Preferred Stock, which could cause the trading price of the common stock to decrease.

We Operate on Low Profit Margins Which Exposes us to Losses
-----------------------------------------------------------
	As a result of price competition in both our wholesale distribution and Internet operations, we have low gross profit and operating margins. These low margins magnify the impact of variations in net sales and operating costs on our operating results. Our goal is to partially offset the effects of low margins by increasing our net sales, trying to make large volume purchases at a discount, and reducing expenses as a percentage of net sales. We cannot assure you that we will be able to make purchases with large volume discounts or otherwise increase our margins.

We Are Dependent on Third-Party Suppliers, putting us at the risk of not having products to sell.

	In both our wholesale distribution business and in our Internet retail computer business, we are dependent upon third party suppliers for the computer products and components that we sell. Accordingly, if there is any disruption in the availability of computer products from these suppliers, our ability to sell goods will be disrupted. Although some components essential to our wholesale distribution business are generally available from multiple sources, some products are currently obtained from single sources. If the supply of single-source products were to be delayed or curtailed, our wholesale distribution business would be adversely affected. In addition, all of the products that we offer and sell through our Internet website are currently provided by one major computer product distributor. Should our sole Internet products provider fail for any reason to continue to ship computer products to our customers, our Internet retail computer products operations would have to close until an alternative provider is found. Accordingly, any difficulties that we may experience with our computer products provider will have a negative effect on our Internet operations.

We Are Dependent on Key Personnel, the loss of whom will adversely affect our business.
---------------------------------
	Our success depends to a significant extent upon the continued service of key marketing, sales, and executive personnel, and on our ability to continue to attract, retain and motivate qualified personnel. The competition for qualified employees is intense, and the loss of the services of one or more of these key personnel could adversely affect us. We do not maintain key man life insurance on any of our executives.

Our Stock Price May be Volatile, which may result in losses to the purchaser of the shares offered by this prospectus.
---------------------------------------------------------------------------
	The market price of our common stock has been, and may continue to be, highly volatile. Factors such as new product announcements by us or our competitors, quarterly fluctuations in our operating results, and general conditions in the computer market may have a significant impact on the market price of our common stock. In particular, if we were to report operating results that did not meet the expectations of research analysts, the market price of our common stock could be materially adversely affected. The stock prices of high technology companies, particularly those engaged in Internet commerce, have experienced above average volatility in recent years. For example, the price of our common stock during the past twelve months has fluctuated between a low of $1.25 and a high of $5.00.

We Do Not Plan to Pay Cash Dividends on Our Common Stock
-----------------------------------------------------
	We do not plan to pay cash dividends on our common stock for the foreseeable future. All earnings, other than dividends paid on preferred stock, will be retained for operations and for the development of our business. Our ability to pay dividends in the future is dependent on our financial condition and on limitations on the payment of dividends contained in California law.



We May Issue Additional Shares of Preferred Stock With Priority Rights Over the Common Stock, thereby diminishing the rights of the holders of the common Stock.
-----------------------------------------------------------------------------
	We currently have outstanding two series of preferred stock, that have priority over the common stock upon liquidation or certain other events. Our articles of incorporation permit our board of directors to designate the terms of, and to issue, up to 4,998,450 additional shares of preferred stock without further shareholder approval. The issuance of additional series of preferred stock by our board of directors could adversely affect the rights of the holders of our common stock by establishing additional classes of preferred stock that have preferential rights over the common stock. The preferences could include priority in the payment of dividends, priority upon liquidation, and special voting rights. In addition, the issuance of additional series of preferred stock in the future could make it more difficult for a third party to attempt a takeover, tender offer, or removal of existing management, even if the action would be in the best interests of the existing shareholders.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the informational requirements of the Securities Exchange Act of 1934 and, as a result, file reports, proxy statements, and other information with the Securities and Exchange Commission. You may read and copy the reports, proxy statements, and other information that we file at the public reference facilities maintained by the Securities and Exchange Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, as well as at the following regional offices: 7 World Trade Center, New York, New York 10048, and Northwestern Atrium Center, 500 W. Madison Street, Suite 1400, Chicago, Illinois 60661. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the public reference rooms. The Securities and Exchange Commission maintains a web site at http://www.sec.gov which contains our reports, proxy statements, and other information that we file electronically with the Securities and Exchange Commission. You can also inspect our reports, proxy statements and other information at the offices of the Nasdaq Stock Market.

The Securities and Exchange Commission allows us to incorporate by reference the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information that we incorporate by reference is considered to be part of this prospectus, and later information that we file with the Securities and Exchange Commission will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the Securities and Exchange Commission under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934:

	* Annual report on Form 10-K for the fiscal year ended September 30, 1999, as amended by amendment no. 1 on Form 10-K/A, filed under Section 13(a) of the Securities Act of 1934.
	*  Quarterly report on Form 10-Q for the fiscal quarter ended December
    31, 1999.
 * Quarterly report on Form 10-Q for the fiscal quarter ended March 31, 2000.
 * Quarterly report on Form 10-Q for the fiscal quarter ended June 30, 2000.
	* The description of our common stock contained in the registration statement on Form 8-A, dated March 12, 1985.


	This prospectus is part of a registration statement we filed with the Securities and Exchange Commission (registration no.333-40892). You may request a free copy of any of the above filings by writing or calling:

	PCC Group, Inc.
	Attn:  Don Johnson, Chief Financial Officer
	163 University Parkway
	Pomona, California 91768
	(909) 869-6133


CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING INFORMATION

	Some of the information in this prospectus, or incorporated by reference, may contain forward-looking statements which involve known and unknown risks and uncertainties. These risks and uncertainties may cause our actual results, performance or achievements to be materially different from the future results, performance or achievements stated or implied by the statements. These statements discuss future revenue and expenditure expectations in addition to anticipated strategies and future events. When considering the forward-looking statements, you should keep in mind the risk factors and other cautionary statements contained in this prospectus.

USE OF PROCEEDS

	The proceeds from the sale of the common stock offered under this prospectus, and all of the net proceeds will belong solely to the selling shareholder. We will bear the costs and expenses of registering the shares offered by the selling shareholder, which we currently estimate to be about $5,000.

SELLING  SHAREHOLDER

	All of the shares offered under this prospectus will be offered by Tachai Industrial Co. LTD, the selling shareholder. Mr. Chang Ta Ching exercises sole powers over the shares owned by Tachai Industrial Co. Ltd. Except as indicated below, neither Tachai Industrial Co. Ltd nor any of its affiliates has held any position or office or had any other material relationship with us within the past three years. The following table shows the number of shares of our common stock beneficially owned by Tachai Industrial Co. Ltd as of August 07, 2000 based on the number of shares of common stock outstanding as of that date. The table assumes that Tachai Industrial Co. Ltd will sell all of the shares registered hereby, and that it will make no other purchases or sales of our common stock. However, Tachai is not obligated to sell its shares at any time or at any price. In connection withits purchase of the 100,000 shares covered hereby, Tachai Industrial Co. Ltd requested that the shares be registered in this prospectus. Therefore, we cannot state with certainty the number of shares of common stock that will be owned by Tachai Industrial Co. Ltd upon the termination of this offering.

                                                          Shares of
                      Shares of Common Stock   Number of  Common Stock
                      Beneficially Owned       Shares of  Beneficially Owned
                      Prior to the Offering    Common     After the Offering
Name of               -----------------------  Stock      ------------------
Selling Shareholder    Number   Percentage     Offered    Number Percentage
-----------------------------------------------------------------------------
Tachai Industrial Co.
Ltd                   100,000        3.2%      100,000       0        0%




PLAN OF DISTRIBUTION

	We are registering the shares of common stock on behalf of Tachai Co. Ltd., the selling shareholder. The term "selling shareholder" includes donees and pledgees selling shares received from the selling shareholder after the date of this prospectus. We will pay all costs, expenses, and fees in connection with the registration of the shares. The selling shareholder will pay all brokerage commissions and other selling expenses.

	The shares may be sold by the selling shareholder, or subject to applicable law, by pledgees, donees, distributees, transferees or other successors in interest. These sales may be made on the Nasdaq SmallCap Stock Market, in another over-the-counter market, or on a national securities exchange. In addition, the selling shareholder may sell any of the shares covered by this prospectus under Section 4(1) of the Securities Act of 1933 or Rule 144. The shares may be sold in one or more of the following types of transactions:

	* a block trade in which the broker-dealer attempts to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction
	* purchases by a broker or dealer as principal and resale by the broker or dealer for its account under this prospectus
	*  an exchange distribution under the rules of an exchange
	* ordinary brokerage transactions and transactions in which the broker solicits purchasers
	* face-to-face transactions between sellers and purchasers without a broker-dealer. Brokers or dealers may arrange for other brokers or dealers to participate in the resales.

	The selling shareholder may enter into hedging transactions with broker-dealers. These broker-dealers may engage in short sales of the shares registered under this prospectus in the course of hedging the positions they assume with the selling shareholder. The selling shareholder may also sell shares short and deliver the shares to close out short positions. The selling shareholder may also enter into option or other transactions with broker-dealers which require the selling shareholder to deliver the shares registered under this prospectus to the broker-dealer, which the broker-dealer may resell under this prospectus.

	The selling shareholder may also pledge the shares registered under this prospectus to a broker or dealer, and the broker or dealer may sell the pledged shares under this prospectus.

	Brokers, dealers or agents may receive compensation in the form of commissions, discounts or concessions from selling shareholders. The brokers or dealers and any other participating brokers or dealers may be considered underwriters under of the Securities Act of 1933, in connection with the sales. Furthermore, any commission, discount or concession may be considered underwriting discounts or commissions under the Securities Act of 1933.

	Because the selling shareholder may be considered an underwriter under
Section 2(11) of the Securities Act of 1933, the selling shareholder will be subject to prospectus delivery requirements. We has informed the selling shareholder that the anti-manipulative provisions of Regulation M under the Securities Exchange Act of 1934 may apply to its sales in the market.

	If we are notified by a selling shareholder that any material arrangement has been entered into with a broker-dealer for the sale of shares through a block trade, special offering, exchange distribution or secondary distribution, or a purchase by a broker or dealer, a supplement to this prospectus will be filed, if required, under Rule 424(b) of the Securities Act of 1933. We would disclose the following information:

	*  the name of the selling shareholder and participating broker-dealer
	*  the number of shares involved
	*  the price at which the shares were sold
	* the commissions paid or discounts or concessions allowed to the broker-dealer that the broker-dealer did not conduct any investigation to verify the information in this prospectus
	*  other facts material to the transaction

In addition, if we are notified by the selling shareholder that a donee or pledgee intends to sell more than 500 shares, a supplement to this prospectus will be filed.

LEGAL MATTERS

	Troy & Gould Professional Corporation, Los Angeles, California, has rendered an opinion that the shares of common stock covered by this prospectus have been duly and validly issued, fully paid and nonassessable.

EXPERTS

	Our consolidated financial statements, which were included in our annual report on form 10-K for the year ended September 30, 1999, have been audited by BDO Seidman, LLP, independent certified public accountants. The accountant's report is included in Form 10-K and is incorporated by reference into this prospectus. These consolidated financial statements have been incorporated by reference into this prospectus in reliance upon the accountant's report, given upon the authority of the firm as experts in accounting and auditing.

We have not authorized anyone to
give any information or make any
representations, other than those
contained in this prospectus, in
connection with this offering of
common stock.  You must not rely on
any unauthorized information or
representations. Only the shares                         100,000 Shares
described within this prospectus
are being offered, and only under                        PCC GROUP, INC.
circumstances and in jurisdictions
where it is lawful to do so.                             Common Stock
information contained in this
prospectus is current only as of
its date.



       ------------------

       TABLE OF CONTENTS
                                                               PROSPECTUS
       ------------------
Prospectus Summary  . . . . . . . . . . 2
     General Information About Us . . . 2
     The Offering	. . . . . . . . . . . 2
Risk Factors  . . . . . . . . . . . . . 3
Where You Can Find More Information . . 6		 	     August --, 2000
Caution Regarding Forward-Looking
  Information . . . . . . . . . . . . . 7
Use of Proceeds . . . . . . . . . . . . 7
Selling Shareholder . . . . . . . . . . 7
Plan of Distribution  . . . . . . . . . 8
Legal Matters . . . . . . . . . . . . . 9
Experts . . . . . . . . . . . . . . . . 9

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS


ITEM 14.  OTHER EXPENSES OF REGISTRATION AND DISTRIBUTION

The following table sets forth the estimated expenses of PCC Group, Inc. in connection with the offering described in this registration statement.

Securities and Exchange Commission registration fee . . .  $   40
Accountants' fees and expenses  . . . . . . . . . . . . .  $  500
Legal fees and expenses . . . . . . . . . . . . . . . . .  $4,000
Miscellaneous . . . . . . . . . . . . . . . . . . . . . .  $  460
                                                          -------
     Total  . . . . . . . . . . . . . . . . . . . . . . . $ 5,000

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Section 317 of the California Corporations Code ("Section 317") provides that a California corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or proceeding, whether civil, criminal, administrative or investigative (other than action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee, or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with an action or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interest of the corporation, and, with respect to any criminal action or proceeding, had no cause to believe his conduct was unlawful.

     Section 317 also provides that a California corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person acted in any of the capacities set forth above, against expenses actually and reasonably incurred by him in connection with the defense or settlement of an action or suit if he acted under similar standards, except that no indemnification may be made in respect to any claim, issue or matter as to which the persons shall have been adjudged to be liable to the corporation unless and only to the extent that the court in which an action or suit was brought shall determine that despite the adjudication of liability, the person is fairly and reasonably entitled to be indemnified for the expenses which the court shall deem proper.

     Section 317 provides further that to the extent a director or officer of a California corporation has been successful in the defense of any action, suit or proceeding referred to in the previous paragraphs or in the defense of any claim, issue or matter therein, he shall be indemnified against expenses actually and reasonably incurred by him in connection therewith; that indemnification authorized by Section 317 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; and that the corporation may purchase and maintain insurance on behalf of a director or officer of the corporation against any liability asserted against him or incurred by him in any capacity as a director or officer or arising out of his status as a director or officer whether or not the corporation would have the power to indemnify him against the liabilities under Section 317.

ITEM 16.  EXHIBITS

The following exhibits are filed herewith or incorporated by reference as a part of this registration statement:

4.1	Subscription Agreement.*

23.1	Consent of BDO Seidman, LLP

23.2	Consent of Troy & Gould Professional Corporation (included in Exhibit
      5.1 hereof).

-----------------------------------


ITEM 17.  UNDERTAKINGS

	(a)  The undersigned Registrant hereby undertakes:

		(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

			(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

			(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.

			(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

	PROVIDED, HOWEVER, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference into the registration statement.

		(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

		(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

	(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

	(c)	Insofar as indemnification for liabilities arising under the
Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that such a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment No. 1 to the registration statement on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Pomona, State of California, on August 08, 2000.

						PCC GROUP, INC.

BY: /s/ Jack Wen
						--------------------------------
						Jack Wen, Chief Executive Officer

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature 				                    Title					           Date
---------				                     -----					           ----

/s/ Jack Wen			         Chairman of the Board and	     August 08, 2000
-----------------------		Chief Executive Officer
Jack Wen 	           			(Principal Executive Officer)

/s/ Donald Johnson		     Vice President an	            August 08, 2000
-----------------------		Chief Financial Officer
Donald Johnson	 		       (Principal Financial and
					                    Principal Accounting Officer)

/s/ Gary Blum			         Director                   			August 08,2000
-----------------------
Gary L. Blum

/s/ George Rodda, Jr.		  Director			                  	August 08, 2000
-----------------------
George Rodda, Jr.



INDEX TO EXHIBITS
4.1   Subscription Agreement.

23.1	Consent of BDO Seidman, LLP

23.2	Consent of Troy & Gould Professional Corporation(included in Exhibit
5.1)

PCC Group, Inc.
163 University Parkway
Pomona, Ca. 91768
Tel. No. (909)869-6133
Fax No. (909)869-6128


	SUBSCRIPTION AGREEMENT



I,   Chang Ta Ching          ("Purchaser"), subscribe to purchase
100,000 shares of Common Stock, $.01 par value per share, in PCC
Group, Inc., a California corporation (the "Company").

I agree to pay $ 200,000 (total purchase price) on or before June 15, 2000 (date), by check payable to PCC Group, Inc. in U.S.
dollars, subject to the shares or a certificate therefore being delivered to me after that date.


Shares to be issued in the name(s) of Tachai Industrial Co. Ltd , and delivered to:

          Name:  Chang Ta-Ching

       Address: 2771 Native Ave.


          City: Rowland Heights, Ca

           Zip:  91748

The shares will be issued subject to rule 144, The Company will immediately proceed on a best efforts to register the stock under form S-3. The Company warrants that it is eligible to file S-3, and will make a best efforts to register the stock as soon as possible.

Signed _____________________                Date____________
       PCC Group, Inc.


Signed and Accepted___________________      Date____________
                   Purchaser



	 EXHIBIT 23.1




Consent of Independent Certified Public Accountants
---------------------------------------------------




PCC Group, Inc.
Pomona, California


We hereby consent to the incorporation by reference in the prospectus constituting a part of this Registration Statement on Form S-3 of our report dated December 10, 1999, relating to the audit of the consolidated financial statements of PCC Group, Inc., appearing in the Company's Annual Report on Form 10-K for the year ended September 30, 1999.

We also consent to the reference to us under the caption "Experts" in the prospectus.






Los Angeles, California
August 08, 2000